Filed Pursuant to Rule 433
Registration No. 333-224313

SUMMARY OF FINAL TERMS

May 24, 2018

$25,000,000

INTERNATIONAL SEAWAYS, INC.

8.50% NOTES DUE 2023

This summary pricing sheet relates only to the securities described below and should only be read together with the preliminary prospectus supplement, subject to completion, dated May 23, 2018, relating to these securities and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement. Except as set forth in the immediately preceding sentence, this summary pricing sheet is qualified in its entirety by reference to the preliminary prospectus supplement. Capitalized terms not defined herein have the meanings assigned to them in the preliminary prospectus supplement.

Issuer	International Seaways, Inc.
Securities Offered	8.50% Notes due 2023 (the “Notes”).
Trade Date	May 24, 2018.
Settlement Date	May 31, 2018(1) (DTC).
Principal Amount	$25,000,000 ($28,750,000 assuming the underwriters exercise their option to purchase the additional Notes in full).
Denominations	$25 and integral multiples of $25 in excess thereof.
Maturity	June 30, 2023.
Interest Payment Dates	March 30, June 30, September 30 and December 30, commencing September 30, 2018.
Optional Redemption	The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after June 30, 2020, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.
Coupon	8.50%.
Public Offering Price	100%.
Day Count	30/360.
Net Proceeds to the Issuer (before expenses; assumes no exercise of underwriters’ option)	$24,212,500 ($27,844,375 assuming the underwriters exercise their option to purchase the additional Notes in full).
Ratings(2)	Caa1/CCC+.
Listing	The Issuer intends to file an application to list the Notes on the New York Stock Exchange.
CUSIP/ISIN	46032V 106 / US46032V1061.

(1) The Issuer expects that delivery of the Notes will be made against payment therefor on or about May 31, 2018, which will be the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

(2) A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

SUMMARY OF FINAL TERMS

May 24, 2018

$25,000,000

INTERNATIONAL SEAWAYS, INC.

8.50% NOTES DUE 2023

Joint Book-Running Managers	Morgan Stanley & Co. LLC Stifel, Nicolaus & Company, Incorporated Jefferies LLC
Co-Managers	B. Riley FBR, Inc.
This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the Notes and is not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Morgan Stanley & Co. LLC at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or Stifel, Nicolaus & Company, Incorporated at 787 7th Avenue, 11th Floor, New York, NY 10019, Attn: Syndicate Department, or telephone: 1-855-300-7136, or e-mail: syndprospectus@stifel.com or Jefferies LLC, by calling toll-free at 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.